Ex 19.1

STARWOOD REAL ESTATE INCOME TRUST, INC. INSIDER TRADING POLICY STATEMENT

Adopted as of November 28, 2017

It is the policy of Starwood Real Estate Income Trust, Inc. (the “Company”) that no director, officer, other employee, agent or representative of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company or engage in any other action to take personal advantage of that information or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no director, officer, other employee, agent or representative of the Company who, in the course of working for the Company, learns of material nonpublic information about a subsidiary or other affiliate of the Company or a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities.

Directors, executive officers and any other employee, agent or representative of the Company, together with their family members, may not engage in any transaction in the Company’s securities (including a gift, contribution to a trust or similar transfer) at any time without first obtaining pre- clearance of the transaction from a compliance officer responsible for administering and monitoring this insider trading policy (the “Compliance Officer”), who shall be appointed by the Company’s Audit Committee. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

The Company’s insider trading policy does not apply to the exercise of an employee stock option or independent director stock option. The policy does apply, however, to the subsequent sale of any stock received upon the exercise of an option, as well as the sale of stock as part of a broker-assisted cashless exercise of an option or to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

In addition, the Company’s insider trading policy does not apply to purchases of shares of Company’s stock pursuant to the Company’s distribution reinvestment plan (the “DRIP”) resulting from the reinvestment of distributions. The Company’s insider trading policy does apply, however, to voluntary purchases of shares of the Company’s stock resulting from additional contributions to the DRIP and to elections to participate, or to increase the level of participation, in the DRIP. The Company’s insider trading policy also applies to sales of any shares of the Company’s stock purchased pursuant to the DRIP.

The failure of a director, officer, other employee, agent or representative to comply with the Company’s insider trading policy may subject him or her to sanctions, up to and including dismissal for cause, whether or not the failure to comply results in a violation of law. Each individual must acknowledge that he or she has received a copy of the Company’s insider trading policy and has read and understands the Company’s insider trading policy by signing the Receipt and Acknowledgement form, attached hereto, and returning the same to the Compliance Officer.

Ex 19.1

RECEIPT AND ACKNOWLEDGMENT OF INSIDER TRADING POLICY STATEMENT

I hereby acknowledge that I have received, carefully read and understand the “Insider Trading Policy Statement” of Starwood Real Estate Income Trust, Inc. dated November 28, 2017 and will comply in all respects with all such procedures to which I am subject. I understand that the Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy Statement.

Signature	Date

Name (please print)

VIOLATION OF THE POLICIES DESCRIBED ABOVE WILL RESULT IN SERIOUS DISCIPLINARY ACTION BY THE COMPANY AND/OR ITS SUBSIDIARIES, INCLUDING POSSIBLE DISMISSAL AND MAY RESULT IN CRIMINAL AND CIVIL PENALTIES. IF YOU HAVE ANY QUESTIONS ABOUT THESE POLICIES OR WHETHER YOU MAY BUY OR SELL ANY SECURITY AT A PARTICULAR TIME, PLEASE CONTACT THE COMPLIANCE OFFICER BEFORE YOU TAKE ANY ACTION WHICH MAY BE PROHIBITED.